Exhibit 99.1

8333 Douglas Avenue, Suite 1100 Dallas, Texas 75225 T 214.238.5700 F 214.238.5701

Capital Southwest Announces Preliminary Estimate of Second Quarter 2027 Operating Results and Earnings Release and Conference Call Schedule

Dallas, Texas – October 15, 2026 – Capital Southwest Corporation (“Capital Southwest”) (Nasdaq: CSWC), an internally managed business development company focused on providing flexible financing solutions to support the acquisition and growth of middle market businesses, is pleased to announce its preliminary operating results for the second quarter of its 2027 fiscal year (quarter ended September 30, 2026) and its second quarter 2027 earnings release and conference call schedule.

Capital Southwest’s preliminary estimate of its second quarter 2027 pre-tax net investment income is in the range of $0.58 to $0.59 per share. The preliminary estimate of Capital Southwest’s net investment income for the same period is in the range of $0.56 to $0.57 per share.

Additionally, Capital Southwest’s preliminary estimate of its net asset value per share as of September 30, 2026 is in the range of $16.62 to $16.67.

Capital Southwest will release its finalized second quarter 2027 results on Monday, November 2, 2026 after the market closes. In conjunction with the release, Capital Southwest has scheduled a live webcast on Tuesday, November 3, 2026 at 11:00 a.m. Eastern Time. Investors may participate in the webcast.(1)

By Webcast:
Connect to the webcast using the Investor Relations section of Capital Southwest's website at www.capitalsouthwest.com, or by going to the following website: https://edge.media-server.com/mmc/p/eirjpwcv. Please log in at least 10 minutes in advance to register and download any necessary software. A replay of the webcast will be available on Capital Southwest's website shortly after the call.

Live Call Participation:
Participants who want to join the call and ask a question must register using the following URL: https://register-conf.media-server.com/register/BI53de06d055d748f685fcc31b247d42b2. Once registered, participants will receive the dial-in numbers and a unique PIN number. When participants dial in, they will input their PIN and be placed into the call. Registration is still possible even after the event has started.

About Capital Southwest
Capital Southwest Corporation (Nasdaq: CSWC) is a Dallas, Texas-based, internally managed business development company with approximately $2.2 billion in investments at fair value as of June 30, 2026. Capital Southwest is a middle market lending firm focused on supporting the acquisition and growth of middle market businesses with $5 million to $50 million investments across the capital structure, including first lien, second lien and non-control equity co-investments. As a public company with a permanent capital base, Capital Southwest has the flexibility to be creative in its financing solutions and to invest to support the growth of its portfolio companies over long periods of time.

Forward-Looking Statements
This press release contains forward-looking statements and provides historical information with respect to the business and investments of Capital Southwest, including, but not limited to, the preliminary estimates of its second quarter 2027 fiscal year financial information and results, which are based on current information available to Capital Southwest as of the date hereof. The preliminary estimates of the second quarter 2027 fiscal year financial information and estimated results furnished above are based on Capital Southwest management’s preliminary determinations and current expectations, and such information is inherently uncertain. The preliminary estimates may not align with Capital Southwest’s actual results of operations for the period, which will not be known until Capital Southwest completes its customary quarter-end closing and review procedures, including the determination of the fair value of Capital Southwest’s portfolio investments. As a result, actual results could differ materially from the current preliminary estimates based on adjustments made during Capital Southwest’s quarter-end closing and review procedures, and Capital Southwest’s reported information in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2026 may differ from this information, and any such differences may be material. In addition, the information furnished above does not include all of the information regarding Capital Southwest’s financial condition and results of operations for the quarter ended September 30, 2026 that may be important to readers. As a result, readers are cautioned not to place undue reliance on the information furnished in this press release and should view this information in the context of Capital Southwest’s full second quarter 2027 results when such results are disclosed by Capital Southwest in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2026. The information furnished in this press release is based on current expectations of Capital Southwest’s management that involve substantial risks and uncertainties that could cause actual results to differ materially from the results expressed in, or implied by, such information.

Forward-looking statements are statements that are not historical statements and can often be identified by words such as "will," "believe," "expect" and similar expressions and variations or negatives of these words. These statements are based on management's current expectations, assumptions and beliefs. They are not guarantees of future results and are subject to numerous risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statement. These risks include risks related to: changes in the markets in which Capital Southwest invests; changes in the financial, capital, and lending markets; changes in the interest rate environment and its impact on Capital Southwest’s business and its portfolio companies; regulatory changes; tax treatment; Capital Southwest’s ability to operate each of its wholly owned subsidiaries, Capital Southwest SBIC I, LP and Capital Southwest SBIC II, LP, as a small business investment company; the uncertainty associated with the imposition of tariffs and trade barriers and changes in trade policy and its impact on our portfolio companies and our financial condition; an economic downturn or recession and its impact on the ability of Capital Southwest’s portfolio companies to operate and the investment opportunities available to it; the impact of supply chain constraints on Capital Southwest’s portfolio companies; the elevated levels of inflation and its impact on Capital Southwest’s portfolio companies and the industries in which it invests; and the impact of geopolitical conditions and their impact on financial market volatility, global economic markets, and various sectors, industries and markets for commodities globally.

Readers should not place undue reliance on any forward-looking statements and are encouraged to review Capital Southwest's Annual Report on Form 10-K for the year ended March 31, 2026 and any subsequent filings, including the "Risk Factors" sections therein, with the Securities and Exchange Commission for a more complete discussion of the risks and other factors that could affect any forward-looking statements. Except as required by the federal securities laws, Capital Southwest does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changing circumstances or any other reason after the date of this press release.

Investor Relations Contact:
Michael S. Sarner, President and Chief Executive Officer
214-884-3829

(1) No information contained on our website or disclosed on the November 3, 2026 conference call, including the webcast, is incorporated by reference into this press release or any of our filings with the SEC, and you should not consider that information to be part of this press release or any other such filing.